                                                                   EXHIBIT 10.17

                  Pages where confidential treatment has been
           requested are stamped 'Confidential Treatment Requested.
                The redacted material has been separately filed
               with the Commission,' the appropriate section has
                     been marked at the appropriate place
                      and in the margin with a star (*).


                          CCC/WPC SERVICES AGREEMENT


                                    BETWEEN


                           CHEVRON CHEMICAL COMPANY


                                      AND


                 WARREN PETROLEUM COMPANY, LIMITED PARTNERSHIP

                          CCC/WPC SERVICES AGREEMENT

                               TABLE OF CONTENTS
                              -------------------

1.0  DEFINITIONS.........................................      1
2.0  SCOPE OF SERVICES...................................      3
     2.1  WPC Services...................................      3
Exhibit A - WPC Services.................................      3
        A-1   Motor Carrier Transportation...............      3
        A-2   Ship Terminalling..........................      3
        A-3   Warrengas Terminalling.....................      3
        A-4   Mont Belvieu Terminalling..................      3
        A-5   Barge Transportation.......................      3
     2.2  CCC Services...................................      3
Exhibit B - CCC Services.................................      4
        B-1   Export Refrigeration Equipment.............      4
        B-2   Port Arthur Terminalling Services..........      4
        B-3   Feedstock Pipeline Service.................      4
        2.3  Management of Services......................      4
        2.4  Maintenance of Service Units and Facility...      4
        2.5  New, Modified and Terminated Services.......      4
        2.6  WPC Terminated Services.....................      5
        2.7  Responsible Care(R).........................      5
3.0  ADJUSTMENTS.........................................      6
        3.1  Operating Adjustments.......................      6
        3.2  Unit Shutdowns..............................      6
        3.3  Hardship....................................      6
4.0  ALLIANCE IMPROVEMENT TEAM...........................      7
        4.1  AIT Organization............................      7
        4.2  AIT Scope of Duties.........................      7
        4.3  Planning and Budget Procedure...............      8
        4.4  Information Sharing.........................      8
5.0  TERM AND TERMINATION................................      9
        5.1  Term........................................      9
        5.2  Default Procedure...........................      9
        5.3  Access and Use Beyond Term..................      9
6.0  BILLING AND PAYMENT.................................     10
        6.1  Procedure...................................     10
        6.2  Setoff......................................     10
7.0  WARRANTIES AND LIABILITIES..........................     10
        7.1  Limitation of Warranties....................     10
        7.2  Limitation of Liability.....................     10
        7.3  Indemnity...................................     11
8.0   CONFIDENTIALITY...................................      12
9.0   TAXES.............................................      12
10.0  FORCE MAJEURE.....................................      12
11.0  NOTICES...........................................      14
12.0  CONFLICT OF INTEREST..............................      15
13.0  RIGHT TO AUDIT....................................      15
14.0  INSURANCE.........................................      15
14.1  Insurance Required................................      15
14.2  Policy Endorsements...............................      16
14.3  Evidence of Insurance.............................      16
15.0  ASSIGNMENT........................................      16
16.0  DISPUTE RESOLUTION................................      16
       16.1  General Procedure..........................      16
       16.2  Submission to AIT..........................      17
       16.3  Mediation..................................      17
       16.4  Binding Arbitration........................      17
17.0  COVENANTS RUNNING WITH THE LAND...................      19
18.0  FACILITY TRANSFER RESTRICTIONS....................      19
19.0  COMPLIANCE AND AFFIRMATIVE ACTION.................      19
20.0  GENERAL TERMS.....................................      20
       20.1  Integration, Amendments and Waiver.........      20
       20.2  Independent Contractors....................      20
       20.3  Governing Law..............................      20
       20.4  Unenforceability...........................      20
       20.5  Third-Party Beneficiaries..................      20
       20.6  Drug, Alcohol and Random Security Search...      20
       20.7  Title to Products..........................      20


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

                          CCC/WPC SERVICES AGREEMENT

This Agreement is effective SEPTEMBER 1, 1996 ("Agreement") by and between Chevron Chemical Company, a Delaware corporation ("CCC") and Warren Petroleum Company, Limited Partnership, a Delaware limited partnership ("WPC").

WHEREAS, CCC's affiliate, Chevron U.S.A., Inc., ("CUSA"), and NGC Corporation, ("NGC") have entered into certain agreements (the "Merger Agreements") pursuant to which CUSA would contribute certain gas gathering, processing and other midstream assets and related liabilities of CUSA's Warren Petroleum Company division ("Warren") and natural gas business unit division to a corporation to be formed which NGC would then be merged into (the "Merger"); and

WHEREAS, immediately subsequent to the Merger, the gas gathering, processing and other midstream assets and related liabilities of Warren will be transferred to WPC; and

WHEREAS, CCC and WPC desire to work together to develop a relationship sometimes hereinafter called an alliance ("Alliance") with the goal of creating a comprehensive, mutually satisfactory, long-term relationship to fulfill commercial needs previously performed by and between CCC and Warren to operate facilities previously owned and operated by each party.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter set forth, the Parties agree as follows:

1.0  DEFINITIONS.

  The terms used in this Agreement shall have the following meanings:

1.1 "Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty (50%) or more of the voting securities of the specified Person and such Person are under common control.

1.2 "Bankruptcy Event" shall mean the occurrence of one or more of the following events with respect to a Party: (A) the entry of a decree or order for relief against a Party by a court of competent jurisdiction in any involuntary case brought against a Party under any bankruptcy insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for a Party or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of a Party's affairs, (D) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 Days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law), (E) the commencement by a Party of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (F) the consent by a Party to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of position by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for a Party or for any substantial part of its assets or property, or (G) the making by a part of any general assignment for the benefit of its creditors.

1.3 "Business Day" shall mean any day on which commercial banks in Houston, Texas are open for general business.

1.4 "Cedar Bayou Plant" or "CB" shall mean CCC's chemical plant located on I-10, Baytown, Texas.

1.5 "Fannett Terminal" or "FT" shall mean Clark Refining & Marketing, Inc.'s terminal located at Fannett.

1.6 "Mont Belvieu Terminal" or "MBT" shall mean WPC's liquid hydrocarbon salt dome storage terminal located in Mont Belvieu, Texas.

1.7 "Party" means individually either CCC or WPC (including their respective successors and permitted assigns); collectively, the "Parties."

1.8 "Pascagoula Refinery" or "PR" shall mean Chevron U.S.A. Inc's refinery located in Pascagoula, Mississippi.

1.9 "Person" means any individual, corporation, partnership, limited partnership, limited liability company, association, joint venture, trust, or other organization of any nature or kind.

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

1.10 "Port Arthur Plant" shall mean CCC's facilities within Clark Refinery & Marketing, Inc.'s Port Arthur, Texas refinery.

1.11 "Port Arthur Terminal" or "PAT" shall mean CCC's barge loading and unloading facility at Port Arthur, Texas.

1.12 "Warrengas Terminal" or "WG" shall mean WPC's storage and marine facility located in Galena Park, Texas.

2.0  SCOPE OF SERVICES.

     2.1 WPC Services. During the term of this Agreement, WPC shall provide and CCC shall pay for services described in the Exhibits attached and identified below, ("WPC Services"). Except as expressly stated otherwise, WPC Services shall be provided in accordance with the terms and conditions hereof and the Exhibits. From time to time, the Parties may mutually agree to the addition, deletion or modification of WPC Services by amending this Agreement and its Exhibits. The WPC Services included on the date of this Agreement are more particularly described in the following Exhibits:

                           Exhibit A - WPC Services

Exhibit          Service                            Location
---------------  ---------------------------------  --------------

A-1              Motor Carrier Transportation       CB

A-2              Ship Terminalling                  WG

A-3              Warrengas Terminalling             WG

A-4              Mont Belvieu Terminalling          MBT

A-5              Barge Transportation               PR, PAT, WG

     2.2 CCC Services. During the term of this Agreement, CCC shall provide and WPC shall pay for services described in the Exhibits attached and identified below, ("CCC Services"). Except as expressly stated otherwise, CCC Services shall be provided in accordance with the terms and conditions hereof and the Exhibits. From time to time, the Parties may mutually agree to the addition, deletion or modification of CCC Services by amending this Agreement and its Exhibits. The CCC

Services included on the date of this Agreement are more particularly described in the following Exhibits:

               Exhibit B - CCC Services

Exhibit    Service                            Location
---------  ---------------------------------  --------

B-1        Export Refrigeration Equipment     WG

B-2        Port Arthur Terminalling Services  PAT

B-3        Feedstock Pipeline Service         MBT, FT

     2.3 Management of Services. Unless otherwise set forth in an Exhibit, the Party providing a Service shall at all times have sole authority to manage, direct and control each Service. Each Party shall, insofar as is reasonably practicable, operate and maintain its facilities and systems, as the case may be, in a manner that will avoid or minimize the likelihood of a disturbance originating from its system which might cause impairment of the Services. WPC and CCC shall promptly notify each other of any matter, notification or occurrence of any event which could reasonably be expected to have the potential to materially affect the Services. Each Party shall at all times comply with all laws, ordinances, rules and regulations related to its Services, and obey all rules and procedures established by the other Party while on the other Party's premises whether leased or owned. Upon reasonable request for health and safety reasons, CCC may require that WPC remove from CCC's owned or leased premises any personnel or equipment used to provide WPC Services, and upon reasonable request for health and safety reasons, WPC may require that CCC remove from WPC's owned or leased premises any personnel or equipment used to provide CCC Services.

     2.4 Maintenance of Service Units and Facility. Each Party shall maintain all fixtures and equipment in all units and facilities used to provide and deliver Services, or to receive Services, in accordance with maintenance standards observed by such Party in its maintenance of similar active units or facilities of comparable age and service it owns and operates in the State of Texas; provided such standard shall at a minimum comply with such Party's respective industry standard.

     2.5 New, Modified and Terminated Services. Each Party may offer the other Party the opportunity of providing new or modified services as operational requirements arise. The Party receiving the offer to provide new or modified services shall not unreasonably reject such offer. Additionally, as operational needs for a Service cease, a Party may terminate a Service or a portion of the Service upon reasonable notice. Notwithstanding the Parties intent to create a mutually beneficial commercial relationship pursuant to this Agreement and unless otherwise provided in the Exhibits, nothing in this Agreement shall be construed as preventing either Party from entering into agreements with other Parties for the sale or purchase of Services.

     2.6 WPC Terminated Services. In the event Services under any Exhibit cease to be provided for any reason other than at the end of the Term hereof or any other reason as set forth in Section 5 hereof, the Party that originally provided such Services (the "Service Provider") shall, subject to the Service Provider's primary use, allow the other Party access to and the right to use any and all required brine systems, equipment, units or other property, real or personal, reasonably necessary to allow such other Party to obtain the benefit of the Services previously provided by the Service Provider. All expenses and costs related to the access and use of such systems or property by the other Party shall be mutually agreed to by the Parties.

2.7  Responsible Care.(R)
     -----------------

          (a) CCC is fully committed to and shall abide by the principles of Responsible Care(R) as espoused by the Chemical Manufacturers Association.

          (b) The Parties hereto acknowledge the importance of handling chemical materials in a manner that will ensure the safety of people and the protection of the environment. It is agreed that they will use, handle, store, transport and dispose of chemical materials in accordance with all applicable laws and regulations. A delivering or receiving Party (in either case, herein referred to as the "Notifying Party") shall have the right to suspend delivery or receipt of a chemical material upon written notice to the other Party (herein referred to as the "Notified Party") if in the Notifying Party's reasonable judgment the Notified Party is not complying with all such applicable laws and regulations. Delivery or receipt of chemical material will recommence at the time when the Notifying Party in its reasonable judgment is satisfied that the Notified Party is in conformance with all such applicable laws and regulations. If the Notified Party is unable or unwilling to meet such requirements within ninety (90) days of receipt of the Notifying Party's written notice that the Notifying Party is suspending delivery or receipt of such chemical materials, the

               Notifying Party shall have the right to terminate or cause to have terminated that portion of this Agreement relating to such chemical material.

          (c) Subject to mutually agreeable times and formats, each of the delivering and receiving Parties agrees to allow the other Party access to its facilities from time to time to perform an on site review to assess compliance by the other with all such applicable laws and regulations.

3.0  ADJUSTMENTS.

     3.1 Operating Adjustments. Each Party agrees to modify the terms in the Exhibits when and to the extent that the other Party significantly changes the operation of its facilities under this Agreement. In the event of any operational changes, the affected Party shall be notified as soon as reasonably possible. The Party providing Services shall, subject to the other provisions of this Agreement, use reasonable effort to accommodate the Party needing Services and the Parties shall cooperate to effectuate the intent of this Section. The fees charged by the Party providing Services for Services that were changed to accommodate the other Party shall be mutually agreed by the Parties.

     3.2 Unit Shutdowns. Neither Party shall be obligated to provide or receive Services during maintenance shutdowns of any unit to which production or use of such Services relate, whether planned or unplanned. The AIT shall meet each year to determine the shutdown schedule for each unit covered by this Agreement for the following year and shall reasonably cooperate with each other in attempting to schedule planned outages to minimize adverse impacts on each Party. At least sixty (60) days prior to a planned shutdown, or as soon as practicable for an unplanned shutdown, the Party shutting down a unit shall notify the other Party of the date, anticipated duration and identification of any unit or units that are being shutdown that will affect the ability of a Party to provide or receive Services.

     3.3 Hardship. In the event conditions change such that this Agreement causes an economic or operational hardship to either Party, upon the written request of either Party, CCC and WPC shall meet to renegotiate in good faith for fairness and equity such burdensome terms and provisions. Such renegotiations shall commence within thirty (30) days from the receipt of the written request for such renegotiations. If the Parties are unable to agree on a resolution to such burdensome terms and provisions within ninety (90) days of the non-requesting Party's receipt of such written request, the matter shall be submitted to the dispute resolution procedures set forth in Section 16.


4.0  ALLIANCE IMPROVEMENT TEAM.

     4.1 AIT Organization. CCC and WPC agree to establish an Alliance Improvement Team (the "AIT") to perform the duties outlined below. The AIT will have members from both CCC and WPC. CCC and WPC shall each bear their own costs for the AIT and AIT activities. CCC and WPC will each choose a team leader from its own organization. These two individuals will co-chair the AIT. Each Alliance team leader will name an alternate team leader in the event the designated Alliance team leader is unavailable. The AIT may appoint subcommittees for specific activities. CCC and WPC may each appoint additional members to serve on the AIT or such subcommittees at its own expense.

     4.2  AIT Scope of Duties.  The duties of the AIT will be to:

          (a) administer and coordinate the routine business of the Alliance including forecasting, planning, operational, environmental, safety, maintenance, technical and scheduling issues;

          (b) determine and develop strategies with respect to Alliance activities;

          (c) develop, monitor and communicate mutually agreed to standards of performance that serve to define each Party's contribution to the Alliance;

          (d)  monitor the quality of the Services provided by each Party;

          (e) review all significant equipment, design, process, and operating changes affecting the Services;

          (f) conduct regularly scheduled planning, problem solving and expense review meetings at such periodic intervals as shall be mutually agreed;

          (g)  develop Unit Shut-Down schedules pursuant to Section 3.2;

          (h) resolve disputes between the Parties in accordance with the procedures set forth in Section 16.0;

          (i) oversee efforts for long-range process improvement efforts between CCC and WPC;

          (j) review annual storage well workover requirements at Mont Belvieu Terminal, plan the workover schedule and recommend to the Parties commercial lease terms, if CCC is required to lease a well(s) from WPC in order to meet the well workover plan;

          (k) unless unduly burdensome on WPC, plan the supply of Services in a manner to assist CCC in maintaining its ISO 9000 certification; and

          (l) review and approve required budgets identified in Section 4.3 for both operating expenses and capital expenses.

     4.3 Planning and Budget Procedure. The Parties shall provide each other (a) a three-year forecast in September of every year; and (b) a three-month forecast fifteen (15) days prior to the first day of each month with respect to the Services that will be needed. Each Party shall make good faith forecasts for the Services it needs under this Agreement; provided, however, that such forecasts are for the purposes of planning and scheduling and shall not be binding on either Party. The Parties shall also meet on a regular basis to communicate short term operational plans. In addition, the Parties shall meet in September of each year to review and approve operating budgets for (i) the Mont Belvieu Terminal (excluding budget items not related to any Services); (ii) ethylene/propylene export unit and (iii) the ethylene import unit. Such budgets shall contain specific detail for each line item. WPC and CCC shall promptly notify each other of any matter, notification or occurrence of any event which could reasonably be expected to have the potential to exceed a budgeted item by $10,000.00 or 25%, whichever is greater. Neither Party shall commit or expend any amounts constituting capital expenses without the other Party's prior approval. WPC shall not without CCC's prior approval, commit or expend any single expense request, not constituting a capital expense, which will result in an estimated charge to CCC in excess of $25,000.00, except in cases of emergency as hereinafter described, or unless the expense is included in the approved annual budget. In cases of emergency, WPC may, without obtaining approval of CCC, proceed with maintenance or repair work necessary to restore the units or equipment to operating conditions, or to

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                             separately filed wth the Commission

minimize damage, or protect the public safety without regard to the limitations set forth above. However, it is also understood that every reasonable effort will be made by WPC to notify CCC at the earliest possible convenience of such emergencies and expenditures.

     4.4 Information Sharing. CCC and WPC will share their knowledge of activities and trends in their lines of business which may relate to the provision of Services pursuant to this Agreement, but specifically acknowledge that such sharing of knowledge is subject to and limited by business, policy and legal considerations as determined by the disclosing Party.

5.0  TERM AND TERMINATION.

       5.1 Term. Unless otherwise provided herein, including any Exhibit, this
* Agreement shall remain in full force and effect for a period of REDACTED years from the Effective Date hereof and shall continue from year to year thereafter unless and until terminated by either Party at the end of such
* REDACTED year period or any yearly anniversary thereafter by giving the other Party two years advance written notice of its intention to so terminate; provided that WPC and CCC shall have the right to terminate Services in any Exhibit at any time (i) upon ninety (90) days advance written notice in the event CCC terminates a major portion of its operations that necessitate the need for the Service at its Cedar Bayou Plant, Port Arthur Plant or Port Arthur Terminal, (ii) WPC terminates a major portion of its operations related to the specific Services at its Mont Belvieu Terminal or Warrengas Terminal, or (iii) the occurrence of a Bankruptcy Event. WPC and CCC shall have the right to terminate Services provided in any or all of the Exhibits in the event that WPC shall not be permitted to operate or must otherwise divest its interest in the Mont Belvieu Terminal due to governmental or regulatory restrictions.

     5.2 Default Procedure. This Agreement may be terminated by either Party upon thirty (30) days written notice to the other Party, after it has been determined through the dispute resolution procedures set forth in Section 16 that the other Party has materially defaulted on its obligations hereunder (it being understood that, for purposes of the foregoing, "materially defaulted" shall mean that the arbitrators have determined that (i) in consequence of such default, the objectives of this Agreement

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                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                             separately filed wth the Commission


(as expressed herein and in the Master Alliance Agreement of even date herewith by and among Chevron, WPC and others) are not being met and (ii) the defaulting Party, after notice and a reasonable opportunity to cure, failed to take the steps necessary to accomplish such objectives.

       5.3 Access and Use Beyond Term. The Parties acknowledge that CCC has two
    (2) current contractual agreements with two (2) third Parties requiring the need for export refrigeration Services set forth in parts of Exhibits A-2,
*   A-3, A-4 and B-1 that extend beyond the REDACTED term set forth in Section
    5.1. In the event that WPC is unable or unwilling to continue to provide such export Services, WPC shall grant CCC access and use of facilities at Warrengas Terminal and Mont Belvieu Terminal at a reasonable cost to allow CCC to perform such Services itself.

6.0  BILLING AND PAYMENT.

     6.1 Procedure. Unless otherwise provided in the Exhibits, the Parties shall prepare each month a composite invoice for all Services rendered. The total amount for all Services rendered and received shall be paid to WPC or CCC, as the case may be, within ten (10) days after the date of receipt of each month's invoice. If any of the price indices or publications referenced in this Agreement cease to be published or if such indices or publications are changed substantially in their method of measurement, the Parties shall substitute by mutual agreement other indices or publications that, as closely as practical, reflects the changes that such indices or publications measured immediately prior to the change.

     6.2 Setoff. All payments will be made without setoff or counterclaim; provided, however, that upon a Party's (the defaulting Party) failure to make payment of undisputed amounts on the due date, the other Party (the non-defaulting Party) may, at its option and in its discretion, setoff against any amounts owed to the defaulting Party any amounts owed by the defaulting Party under this Agreement or otherwise. The obligations of the non-defaulting Party and the defaulting Party under this Agreement in respect of such amounts shall be deemed satisfied and discharged to the extent of any such setoff. The non-defaulting Party will give the defaulting Party notice of any setoff made under this

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

Section 6.2 as soon as practicable after the setoff is made provided that failure to give such notice shall not offset the validity of the setoff.

7.0  WARRANTIES AND LIABILITIES.

     7.1 Limitation of Warranties. All Services shall (i) conform to all requirements and specifications set forth in the applicable exhibit; (ii) shall meet the generally accepted and prudent practices of the industry for such Services; and (iii) be performed by qualified personnel in a lawful, safe, timely and cost effective manner. All fixtures and equipment used to provide Services shall be maintained in good operating condition and operated and maintained in compliance with all applicable federal, state and local laws, rules and regulations.

     7.2 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES, CONTINGENT OR PUNITIVE, INCLUDING, WITHOUT LIMITATION, LOST PROFITS INCURRED OR CLAIMED BY THE OTHER PARTY.


7.3  Indemnity.

          (a) The Party providing Services under each exhibit shall defend, indemnify and hold harmless the other Party, its affiliates and subsidiaries, and the officers, directors, employees and agents of any of them (each an "Indemnitee") from and against any and all loss, damage, injury, liability and claims thereof for injury to or death of any person (except as provided in Section 7.3(b) for its employees or employees of one of its contractors) or for loss of or damage to property resulting from such Party's performance of or failure to perform such Services. Such indemnity shall apply whether or not an Indemnitee was or is claimed to be passively, concurrently or actively negligent, and regardless of whether liability without fault is imposed or sought to be imposed on one or more of the Indemnities. This Indemnity shall not apply to the extent that it is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the date of this Agreement, and shall not apply where such loss, damage, injury, liability or claim is the result of the sole negligence or willful misconduct of an Indemnitee.

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

          (b) CCC shall defend, indemnify and hold harmless WPC from and against any and all claims relating to this Agreement for injury to or death of an employee or representative of CCC or its subcontractors, whether or not WPC, its employees or representatives are claimed to be passively, concurrently or actively negligent, and regardless of whether liability without fault is imposed or sought to be imposed; provided this indemnity shall not apply when such injury or death is the result of the sole negligence or willful misconduct of WPC, its employees or representatives.

               WPC shall defend, indemnify and hold harmless CCC from and against any and all claims relating to this Agreement for injury to or death of an employee or representative of WPC or its subcontractors, whether or not CCC, its employees or representatives are claimed to be passively, concurrently or actively negligent, and regardless of whether liability without fault is imposed or sought to be imposed; provided this indemnity shall not apply when such injury or death is the result of the sole negligence or willful misconduct of CCC, its employees or representatives.


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8.0  CONFIDENTIALITY.

     During the performance of this Agreement, each Party ("Recipient") may gain access to or possession of information belonging to the other Party ("Owner") that is confidential (a "disclosure"). Recipient shall use such information only for the purpose disclosed and shall use its commercially reasonable efforts to avoid other use or disclosure of such information unless required by law or governmental agency or consented to by its Owner, which consent shall not be unreasonably withheld. Confidential information shall include business, technical, personnel and other information designated as confidential, but shall not include information that is or becomes publicly known without fault of the Recipient, was known to Recipient or its predecessor from a source independent of the Owner and recorded in writing prior to disclosure, was independently developed by the Recipient, or was received by the Recipient or its predecessor from a source independent of the Owner prior to its disclosure. All confidential information shall be returned to its Owner upon request.

9.0  TAXES.

     Any sales, use, transfer or similar taxes, now or hereafter imposed, levied or assessed by any governmental authority directly upon the Services herein provided for or the transfer pursuant to the terms of this Agreement of any related materials that are the subject matter of this Agreement, shall, if collectible or payable by the Party providing Services ("Supplier"), be paid by the Party receiving such Services ("Recipient) on demand by the Supplier. If the Recipient claims exemption from any of the aforesaid taxes, then the Recipient shall furnish the Supplier with a properly completed exemption certificate. If the Recipient holds a Texas direct payment permit, it shall issue to the Supplier a properly completed direct payment exemption certificate and thereafter hold harmless and indemnify the Supplier for any sales or use taxes assessed against the Supplier by any taxing authority in respect to any taxable sales, including the amounts of any penalties, interest and reasonable attorneys' fees. Notwithstanding the foregoing, this Section shall not apply to
(a) income, franchise or similar taxes levied on or measured by a Party's net income; (b) personal property taxes levied on or measured by the value of any related materials that are the subject matter of this Agreement, to the extent such taxes are applicable or allocable to periods in which the Supplier had title to such related materials which were taxed.

10.0  FORCE MAJEURE.

     10.1 If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, is agreed that upon such

Party's giving notice and reasonably full particulars of such Force Majeure in writing to the other Party after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. Except as stated below, this Agreement shall not be terminated by reason of any such cause, but shall remain in full force and effect and this Agreement shall not be extended regardless of such curtailment or cessation. If any such cause results in substantial interference with a Party's performance of Services and such condition continues for six (6) months or longer, the other Party may terminate the affected Exhibit upon sixty (60) days prior written notice. The Party not declaring Force Majeure shall have the option to extent the Agreement for any periods of Force Majeure.

     10.2 The term "Force Majeure" as used herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornados, hurricanes, or storms, tornado, hurricane, or storm warnings which in any Parties' judgment require the precautionary shutdown of either Party's facilities or any operating units thereof, floods, washouts, arrests or restraints of the government, either federal or state, civil or military, civil disturbances, explosions, sabotage, breakage or accident to equipment, machinery or lines of pipe, freezing of machinery, equipment or lines of pipe, electric power shortages, inability of any Party to obtain necessary permits and/or permissions due to existing or future rules, orders, laws or governmental authorities (both federal, state and local), shutdowns due to explosion or other extraordinary incident, or any other causes, whether of kind herein enumerated or otherwise, which were not reasonably foreseeable on the effective date of this Agreement, and which are not within the control of the Party claiming suspension and which such Party is unable to overcome by the exercise of due diligence. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing parties when such course is inadvisable in the discretion of the Party having difficulty. The term Force Majeure shall also include any event of Force Majeure occurring with respect to the facilities or services of either CCC's or WPC's third party suppliers or customers delivering or receiving any product, fuel, feedstock or other substance necessary to the performance of such Party's obligations, and shall also include the curtailment or interruption of deliveries or service by such third party suppliers or customers as a result of an event of Force Majeure. It is expressly agreed by the Parties that neither
(i) CCC's inability economically to use Feedstock purchased under this Agreement nor (ii) WPC's ability to sell Feedstock to a market at a more advantageous price shall constitute an event of Force Majeure.

11.0  NOTICES.

     Any notice required or permitted hereunder shall be in writing and shall be deemed to be given if delivered personally; delivery by certified mail, postage prepaid; delivered by a recognized overnight commercial carrier or telecopied with receipt acknowledged to the following addresses:

  If to WPC:  WARREN PETROLEUM COMPANY, LIMITED PARTNERSHIP
              13430 Northwest, Suite 1200
              Houston, Texas 77040-6095
              Attention:  Vice President & General Manager - NGL Marketing
              Telephone:  (713) 507-6408
              Telecopy:   (713) 507-3715

              with a copy to:

              Vice President & General Counsel
              WARREN PETROLEUM COMPANY, LIMITED PARTNERSHIP
              13450 Northwest Freeway, Suite 1200
              Houston, Texas 77040-6095
              Telephone:   (713) 507-3725
              Telecopy:    (713) 507-6834

If to CCC:    CHEVRON CHEMICAL COMPANY
              P. O. Box 3766
              Houston, Texas 77253
              1301 McKinney
              Houston, Texas 77010
              Attention:   Vice President & General Manager-
                           U.S. Chemical Division
              Telecopy:    (713) 754-3077

              With a copy to:

              CHEVRON CHEMICAL COMPANY

              P. O. Box 3725
              Houston, Texas 77253
              1301 McKinney
              Houston, Texas 77010
              Attention:  Associate General Counsel
              Telecopy:  (713) 754-3377

     Either Party may change its notice address by notifying the other of such change, which shall be effective fifteen (15) days after the giving of such notice.

12.0  CONFLICT OF INTEREST.

     Neither Party shall give any director, employee or representative of the other Party any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement, or enter into any other business arrangement with any director, employee or representative of the other, without prior written notification to the other Party. Any representative(s) authorized by either Party may cause an audit of any and all records of the other Party as necessary and proper to verify that there has been compliance with this Section.

13.0  RIGHT TO AUDIT.

      Each Party shall maintain true and complete records related to the Services and shall retain all such records for a minimum period of twenty-four
(24) months after the end of the month in which Services are performed. Either Party, upon notice in writing to the other, shall have the right, at reasonable hours, to audit the accounts and records relating to the accounting or billing under the provisions of any article hereof. Except as set forth below for matters related to CCC's third party agreements, the auditing party must make written exception to and make a claim upon the other Party for all discrepancies disclosed by the audit within twenty-four (24) months of the rendition of any statement or invoice forming the basis of such claim. The requirement to make written exceptions within said twenty-four (24) month period shall not apply to CCC for Services relating to the third party agreements identified in Section 5.3, the time periods for which will be governed by the terms and provisions of such third party agreements. Such audit shall be conducted by the auditing Party's representative or auditor at the auditing Party's expense.

14.0  INSURANCE.

      14.1 Insurance Required. CCC shall maintain during the term of this Agreement insurance specified in Section 14.1(a) and otherwise shall maintain a policy of self-insurance for performance under this Agreement. WPC shall maintain during the term of this Agreement insurance specified in Section 14.1(a), (b) and (c) unless it elects to self-insure for all or any portion of the coverage in Section 14.1(b) and (c), which it may do upon delivery of written notice to CCC.


          (a) Workers' Compensation and Employers' Liability Insurance as prescribed by applicable law, including insurance covering liability under the Longshoremen's and Harbor Worker's Act, the Jones Act and the Outer Continental Shelf and Land Act, if applicable;

          (b) Comprehensive or Commercial General Liability (Bodily Injury and Property Damage) with contractual liability insurance to cover liability assumed under this Agreement. The limits of liability of such insurance shall not be less than $1,000,000 combined single limit per occurrence; and

          (c) Automobile Bodily Injury and Property Damage Liability Insurance, covering non-owned and hired automobiles, the limits of which shall not be less than $250,000 per person/$500,000 per occurrence for Bodily Injury and $100,000 per occurrence for Property Damage. This insurance shall extend to automobiles used by a Party's personnel, agents or subcontractors in performance of Services under this Agreement.

      14.2 Policy Endorsements. The insurance under this Section shall provide that a Party will receive thirty (30) days written notice prior to the cancellation or material change of the insurance. The insurance specified under
Section 14.1(a) shall contain a waiver of subrogation against the indemnitees, and the insurance provided under Section 14.1(b) and (c) shall name the other Party as additional insured with respect to performance under this Agreement.

      14.3 Evidence of Insurance. Each Party shall, before commencing work, provide the other Party with certificates or other documentary evidence of the above insurance, satisfactory to such Party.

15.0  ASSIGNMENT.

     Neither Party shall voluntarily assign its rights nor delegate its duties under this Agreement or an Exhibit, nor any part of such rights or duties except to an Affiliate, without prior written consent of the other Party.

16.0  DISPUTE RESOLUTION.

     16.1 General Procedure. CCC and WPC agree to utilize the procedure set forth in this Section to resolve in good faith any dispute, controversy or claim related to this Agreement, including any dispute over the performance, breach, termination, interpretation, or validity of this Agreement. Nothing herein is intended to limit the Parties from resolving informally between them any controversy, claim or dispute that may arise and thus avoiding the necessity of presenting such matter to the AIT.

     16.2 Submission to AIT. The dispute, controversy, or claim shall first be submitted to one representative chosen by each Party's AIT with such explanation or documentation as the Parties deem appropriate to aid such representatives in their consideration of the issues presented. The date the matter is first submitted to the AIT shall be referred to as the "Submission Date." The AIT representatives shall attempt in good faith, through the process of discussion and negotiation, to resolve any dispute, controversy, or claim presented to it within forty-five (45) days after the Submission Date.

     16.3 Mediation. If the AIT cannot so resolve any dispute, controversy, or claim submitted to it within forty-five (45) days after the Submission Date, the Parties shall attempt in good faith to settle the matter by submitting the dispute, controversy or claim to mediation within sixty (60) days after the Submission Date using any mediator upon which they mutually agree. If the Parties are unable to mutually agree upon a mediator within seventy-five (75) days after the Submission Date, the case shall be referred for mediation to the office of Judicial Arbitration and Mediation Services, Inc. ("JAMS") that is in closest proximity to Houston, claim or controversy arose. The cost of the mediation will be split equally between the Parties unless they agree otherwise in writing.

16.4  Binding Arbitration.

          (a) All Disputes Arbitration. All disputes between the Parties arising under this Agreement and not resolved through negotiation or mediation shall be submitted to arbitration in accordance with this

               Section 16.0 and the Parties hereby expressly waive all rights to have any such disputes heard before a court of law, except the right to enforce an arbitration award as described in Section
               16.4 (e). Arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. (S) 1, et seq., and not by the arbitration acts, statutes or rules of any other jurisdiction.

          (b) Procedure. In the event the Parties are unable to resolve a dispute arising under this Agreement after exercising good faith efforts to do so, either Party may require that the matter be resolved through binding arbitration by submitting a written notice to the other. The notice shall name the noticing Party's arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) days after receipt of a notice of arbitration, the other Party shall name its arbitrator by written notice and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbitrator within fifteen (15) days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Party shall be entitled to request the Senior Judge of the United States District Court of the Southern District of Texas to select the third arbitrator. All arbitrators shall be qualified by education or experience within the energy industry to decide the issues presented for arbitration. No arbitrator shall be a current or former director, officer or employee of either Party or its Affiliates; an attorney (or member of a law firm) who has rendered legal services to either Party or its Affiliates, within the preceding three (3) years; or an owner of any of the common stock of either Party or its Affiliates.

          (c) Arbitration Hearings. The three arbitrators shall commence the arbitration hearing within twenty-five (25) days following the appointment of the third arbitrator. The proceeding shall be held at a mutually acceptable site in Houston, Texas. If the Parties are unable to agree on a site, the arbitrators shall
               select a site.   The arbitrators shall have the authority to
               establish rules and procedures governing the arbitration hearing. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. With respect to disputes regarding price, fees, rates, indices or any redetermination, each Party shall submit to the arbitration panel a final offer of its proposed resolution of the dispute and a majority of the arbitrators shall approve the final offer of one Party without modification, and reject the offer of the other Party. The arbitration panel shall not have the authority to award punitive or exemplary damages or any type of damages expressly waived in this Agreement. The arbitrators' decision must be rendered within thirty (30) days following the conclusion of the hearing or submission of evidence, but no later than ninety (90) days after appointment of the third arbitrator. All evidence submitted in an arbitration proceeding, transcripts of such proceedings, and all documents submitted by the Parties in an arbitration proceeding shall be deemed confidential information subject to Section 8.0.

          (d) Arbitration Decision. The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the Parties as to the issue submitted. Each Party shall bear the expense and cost of its own attorneys and witnesses, its own arbitrator and one-half of the expense and cost of the third arbitrator.

          (e) Enforcement of Award. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The prevailing Party shall be entitled to reasonable attorneys' fees in any court proceeding necessary to enforce or collect any award or judgment rendered by the arbitrators.

17.0  COVENANTS RUNNING WITH THE LAND.

     The covenants and agreements contained in this Agreement touch and concern the land on which the Mont Belvieu Terminal and Warrengas Terminal are located, and both the benefits and burdens thereof shall run with such land, and shall be binding upon, and inure to the benefit of, the future owners and lessees thereof.

18.0  FACILITY TRANSFER RESTRICTIONS.

     In the event WPC desires to sell or otherwise transfer its interest in certain assets ("Offered Interest") situated in the Mont Belvieu and/or Galena Park area which includes either or both of the Mont Belvieu Terminal or the Warrengas Terminal, WPC shall first notify CCC and enter into good faith negotiations with CCC to sell the Offered Interest. If the parties are unable to agree upon terms of sale or transfer of the Offered Interest after good faith negotiations, WPC shall have the right to sell or otherwise transfer the Offered Interest to a third party.

19.0  COMPLIANCE AND AFFIRMATIVE ACTION.

     To the extent applicable to this Agreement, both Parties shall comply with the following clauses contained in the Code of Federal Regulations and incorporated herein by reference: 48 C.F.R. 52.203-6 (Subcontractor Sales to Government); 48 C.F.R. 52.219-8, 52.219-9 (Utilization of Small and Small Disadvantaged Business Concerns); 48 C.F.R. 52.222-26 (Equal Opportunity); 48 C.F.R. 52.222-36 (Handicapped Workers); 48 C.F.R. 52.223-2 (Clean Air and Water); and 48 C.F.R. 52-223-3 (Hazardous Material Identification and Material Safety Data). Unless previously provided, if the value of this Agreement exceeds $10,000, both Parties shall provide to the other Party a Certificate of Non-segregated Facilities. Both Parties agree and covenant that none of its employees,or employees of its subcontractors, who provide services to either Party pursuant to this Agreement are or will be unauthorized aliens as defined in the Immigration Reform and Control Act of 1986.


20.0  GENERAL TERMS.

     20.1 Integration, Amendments and Waiver. This Agreement, integrates the entire understanding between the Parties with aspect to the subject matter covered. It supersedes all prior understandings, drafts, discussions or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. It may not be amended or modified in any manner except by a written agreement signed by both Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless expressly provided.

     20.2 Independent Contractors. The Parties shall perform all Services under this Agreement as independent contractors. Nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to either Party.

     20.3 Governing Law. Any questions concerning the interpretation and enforcement of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions.

     20.4 Unenforceability. If any section or provision of this Agreement or any exhibit shall be determined to be invalid by applicable law, then for such period of time that same is invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

     20.5 Third-Party Beneficiaries. There are no intended third Party beneficiaries to this Agreement and nothing in this Agreement shall entitle any person other than CCC or WPC and their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

     20.6 Drug, Alcohol and Random Security Search. In performing Services under this Agreement, each Party agrees to abide by and require all of its employees and contractor's to abide by the other Party's drug, alcohol and random security search policy.

     20.7 Title to Products. Title to all products shall at all times remain with the Party requesting Services and such Party shall have the right at all times to remove such products and/or transfer title and possession to others. The Party having custody of any products waives any warehousemen or materialmen liens related to the products.

     20.8 Recording. WPC shall execute in recordable form a memorandum or extract of this Agreement necessary to permit CCC to effectuate its interest under Sections 5.3, 17 and 18.

--------------------------------------------------------------------------------

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first set forth above.


WARREN PETROLEUM COMPANY,                     CHEVRON CHEMICAL COMPANY
LIMITED PARTNERSHIP

By:  WARREN PETROLEUM G.P., INC.
  Sole General Partner


By:                                           By:
   ----------------------------------            ---------------------------

Title:                                        Title:
      -------------------------------               ------------------------

                                  EXHIBIT A-1

                         Motor Carrier Transportation


1.0  Scope of Services.

     1.1 WPC agrees to provide motor vehicle equipment which meets all U.S. Department of Transportation standards and is safe, complete and efficient for the performance of its transportation obligations under this Agreement. WPC agrees to accept CCC's shipments of products at the locations identified in
Section 2.0 and upon receipt of the such products, WPC will transport such products with reasonable dispatch and deliver them in like good order and condition to the location designated by CCC and will provide specialized transportation services as mutually agreed between WPC and CCC.

     1.2 The parties agree that the transportation provided under the terms of this Agreement is on a non-exclusive basis and WPC may commingle CCC's freight with other freight received from customers not party to this Agreement so long as commingling does not affect product quality or product value. CCC is not precluded from using the services of other carriers under this Agreement.

     1.3 All obligations to tender shipment or ship products shall be on a non-exclusive basis and the Parties are not obligated to tender a shipment or ship products unless mutually agreed.

     1.4 WPC authorized CCC or its authorized agent to reposition trailers assigned to CCC facilities for the purpose of loading and unloading provided CCC shall be responsible for any liability related to such repositioning and will indemnify and hold harmless WPC, its Affiliates and the officers, directors, employees and agents of any of them from and against any and all loss, damage, injury, liability and claims for injury to or death of any person or for loss or damage to property resulting from the repositioning of trailers by CCC.

     1.5 WPC is responsible for filing, when applicable, a copy of this Agreement with the appropriate regulatory agencies within the period of time provided by law.

2.0  Product and Volume.

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.


     Chevron shall tender to WPC a series of shipments which constitute a portion of its estimated requirements as set forth below:


Product                     Origin        Estimated Volume
---------------------  -----------------  ----------------

Lime                   St. Genevieve, MO  0 - 22 MMLBS

Butane                 CB-Baytown, TX     0 - 4 MMLBS
HAD                    CB-Baytown, TX     0 - 2 MMGAL
Naphtha                CB-Baytown, TX     0 - 120 MMLBS
Polyethylene           CB-Baytown, TX     0 - 41 MMLBS
Wax                    CB-Baytown, TX     0 - 55 MMLBS
Light Petroleum Oil    CB-Baytown, TX     0 - 3.6 MMGAL


3.0  Rates.

* 3.1 CCC shall pay WPC a flat rate of REDACTED for all truck load shipments of lime product from St. Genevieve, Missouri to Belle Chasse, Louisiana (Oak Point).

     3.2 WPC shall transport products, other than lime, at WPC rates shown based upon mileage between origins and destinations as provided in Appendix A. Rates include pump and hose charges. Tank cleaning charges will be invoiced to CCC at WPC's cost.

     3.3 This Agreement applies to prepaid shipments originating at, and collect shipments destined to the facilities or customers of CCC. This Agreement will also apply to third-party shipments in which CCC is responsible for the freight charges.

     3.4 CCC will make payment of invoices submitted by WPC to CCC within thirty
(30) days of receipt. Invoices shall be accompanied by substantiating documentation reflecting the service provided and the charges therefor. The provisions of Ex Parte Order No. MC-1 of the Interstate Commerce Commission are not part of this Agreement.

     The provisions of this Agreement shall apply on shipments returned to the original shipping point by a reverse route, including those shipments

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.

refused or rejected, and the rates shall be no higher than the rates for outbound movement.

* 3.5 Demurrage shall accrue at a rate of REDACTED per fifteen (15) minutes or a fraction thereof after two (2) hours free time for loading or unloading, unless amended for a specific load.

4.0  Rate Adjustments.

     WPC has the right to change at any time the price or freight allowance specified herein, provided WPC has given CCC at least thirty (30) days written notice of such change prior to the effective date of such change. CCC's failure to serve WPC with written notice of objection shall be considered acceptance of such change. If such written notice of objection is served by CCC, WPC has the option to continue to provide Services hereunder at the same fee and terms as were in effect at the time WPC gave notice of such change and thereafter resolve the issue by the dispute resolution provisions in Section 16.

5.0  Term.

* The Services covered in this Exhibit shall be effective for REDACTED from the effective date of this Agreement and shall continue in effect thereafter unless and until canceled by either Party by giving the other Party one hundred eighty (180) days advance written notice of the termination date.

6.0  Emergency Response.

     WPC agrees that it has, or is developing, a written emergency response plan and procedure. The plan takes into account the nature of the materials to be shipped under this contract. WPC has provided, or will provide, a copy of WPC's emergency response plan to CCC upon request.

7.0  Risk of Loss.

     CCC shall retain risk of loss for all of its products except for loss relating to negligent acts or omissions by WPC, its employees, contractors or agents which shall be the responsibility of WPC.

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.

                                  EXHIBIT A-2
                               Ship Terminalling

8.0  Scope of Services.

     WPC shall operate, maintain and provide qualified personnel for the dock facilities at the Warrengas Terminal and coordinate the scheduling for CCC shipment of the following products and other products, upon mutual agreement, as follows:

  Product                       Estimated Annual Volume
  -------                       -----------------------

  Ethylene Imports (C=2)        0 - 800 MMLBS

  Ethylene Exports (C=2)        0 - 200 MMLBS

  Propylene Exports (C=3)       0 - 200 MMLBS

  Naphtha/Condensate Imports    0 - 5 MMBBLS

9.0  Hours of Operation.

     Upon reasonable notice, WPC will provide Services at the dock facilities 24 hours a day, 7 days a week, including holidays, for the receipt and/or delivery of products.

10.0  Fees.

     10.1 Ethylene Import (C=2). Unloading fees for ethylene imports and transfer into CCC's ethylene pipeline will consist of the following components:

*                                     REDACTED
                                      --------
*   Total Throughput                  REDACTED
    ----------------                  --------

*   O - 110 MMLBS/year                REDACTED

*   110 - 220 MMLBS/year              REDACTED

*   220 - 330 MMLBS/year              REDACTED

*   Over 330 MMLBS/year               REDACTED

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.

Repair and maintenance expenses shall be at cost as set forth in the ethylene import unit budget.

     10.2 Ethylene Export (C=2) and Propylene Export (C=3). Loading fees for ethylene and propylene exports from CCC's ethylene and propylene pipe lines shall consist of the following components:

*         (a)      Monthly charge of REDACTED.

          (b) Electrical expenses and repair and maintenance expenses at cost as set forth in the required Ethylene/Propylene Export unit budget.

*         (c)  Berth charge of REDACTED per hour.  This berth charge shall not apply to vessels that are undergoing conditioning.

       10.3 Naphtha/Condensate Imports. Unloading of naphtha imports and delivery by WPC pipeline into CCC's designated well at Mont Belvieu's
*   Terminal shall be charged a fee of REDACTED.

11.0  Fee Adjustments.

     11.1 The Base Rates in Section 3.1 shall be adjusted by the following factors:

          (a) Electrical Factor. .05 c/lb of the Base Rate is electrical power related and will be escalated at the beginning of each calendar quarter to reflect actual unit electrical power costs to the Warrengas Terminal for the previous quarter. The base for fourth quarter 1988 will be 6c per kilowatt hour (kwh). (Example: if unit power costs at the Terminal in the first quarter 1990 are 12c/kwh, the payments in Section 3.1 will reflect an added cost of 0.05c/lb for second quarter 1990.)

          (b) Fuel Factor. .05 c/lb of the Base Rate is fuel gas related and will be escalated at the beginning of each calendar quarter to reflect actual unit fuel gas costs to the Warrengas Terminal for the previous quarter. The base for fourth quarter 1988 will be $1.50/million British Thermal Unit (MBTU). (example: if unit fuel gas costs at the Terminal in first quarter 1990 are $3.00/MBTU, the payments in Section 3.1 will reflect an added cost of 0.05c/lb for second quarter 1990.)

          (c) Inflation Factor. The Base Rate except for the 0.1c./lb portion of the Base Rate identified in Sections 4.1(a) and 4.1(b) shall be escalated at the beginning of each year to reflect the change in the Non-Farm Business Implicit Price Deflator (NFBIPD) published by the U.S. Department of Labor (i.e. the costs for 1995 for the first 55 million pounds will be increased by 0.004c/lb if the 12-month average of the NFBIPD increases by one percent (1%) from 1988 to 1994).

     11.2 The monthly charges in Section 3.2 (a) and (c) shall be adjusted on January 1 of each year, using the Houston Consumer Price Index (CPI) as compared to the base index on January 1, 1996. The fee and adjustments in Section 3.2 and 4.2 shall be changed to a commercial based fee within the first six (6) months of this Agreement.

     11.3 For the fees specified in Section 3.3, each party shall have the right to request a change in the fee at any time during the term covered by this Agreement, provided it gives the other party at least 90 days written notice of such change. The failure of the notified party to serve the other party with written notice of objection thirty (30) days prior to the effective date shall be considered acceptance of such change. If written notice of objection is served, the notifying party shall have the right to continue to provide Services under this Exhibit at the same price and terms in effect at the time it gave notice of the requested change or resolve the issue by the dispute resolution provision in Section 16.

12.0  Risk of Loss.

     CCC shall retain risk of loss for all of its products except for loss relating to negligent acts or omissions by WPC, its employees, contractors or agents which shall be the responsibility of WPC.

13.0  Demurrage.

     Each Party shall be responsible for its demurrage, except for claims attributable to the other Party's, or its employee's contractor's or agent's negligent acts or omissions or for encroachment by the other Party on the loading or unloading schedule as provided for in Section 7.0.

14.0  Scheduling.

     The Parties agree that CCC shall have access to Dock 1 for up to 70% dock utilization on a monthly basis. Scheduling for ship movement of products shall be made through the logistics specialist at WPC's Warrengas Terminal. WPC shall load and unload vessels at the docks in order of their scheduled arrival. Neither Party shall be restricted to its utilization percentage if the other Party is not using Dock 1. Breadth interference between Docks 1 and 2 shall be taken into account when either Party schedules activity for Docks 1 and 2.

                                  Exhibit A-3

                            Warrengas Terminalling

15.0  Scope of Services.

     15.1 WPC shall provide transfer, storage and other terminalling services at the Warrengas Terminal including barge, truck and pipeline receipt and delivery. WPC shall operate for the benefit of both parties the flare system including the processing of relief gasses and liquids.

     15.2 WPC shall operate, maintain and provide qualified personnel for the tank storage and dock facilities at the Warrengas Terminal to service CCC's shipment requirements estimated as follows:

  Product                                Estimated Annual Volume
  -------                                -----------------------

  Propane - Propylene Mix (PPmix)        0 - 1.0 MMBBLS

  Crude Butadiene (CC4)                  0 - 1.5 MMBBLS

  Crude Isoprene (C5)                    0 - 500 M BBLS

  Heavy Aromatic Distillate (HAD)        0 - 550 M BBLS

  Ethylene (C=2) (Truck Unloading)       0 - 4000 MT

     15.3 WPC shall provide access to and permit Chevron Pipeline Company ("CPL") to use the flare system and will supply instrumentation air, electricity, and any other utilities reasonably required by the Chevron Pipeline Company pipeline system within the Warrengas Terminal.

16.0  Hours of Operation.

     Upon reasonable notice to WPC, the tank storage and dock facilities shall remain operational twenty-four (24) hours a day, seven (7) days a week, including holidays, for the receipt and/or delivery of products.

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.

17.0  Fees.

       17.1 Propane - Propylene Mix. Unloading PPmix from barges and transporting by pipeline by WPC to a well owned or leased by CCC at Mont
*   Belvieu Terminal shall be charged at a fee of REDACTED.

       17.2 Crude Butadiene Transporting CC4 from CCC's Cedar Bayou Plant by WPC pipeline to Warrengas Terminal, storage in a dedicated tank (currently designated as Tank 58) and loading product onto barges shall be charged at a
*   fee of REDACTED.

      17.3 Crude Isoprene. Transporting C5 from CCC's Cedar Bayou Plant by WPC pipeline to Warrengas Terminal, storage and loading product onto barge, tank trucks or into pipeline at a fee to be agreed upon by the parties in good faith negotiation as such may be required in the future.

       17.4 Heavy Aromatic Distillate. Transporting from CCC's Cedar Bayou Plant by pipeline and re-delivery of HAD to the GATX Terminal shall be
*   charged at a fee of REDACTED.

       17.5 Ethylene Receipts (C=2. Receipt and unloading of tank trucks
*   and transfer to CCC pipeline at a fee of REDACTED.

      17.6 Flare System. WPC shall pay for all costs associated with the normal operation and maintenance of the flare system and associated relief systems, except for repair and maintenance associated with the ethylene and propylene flare piping associated with dock 1 equipment which shall be paid for by CCC.

      17.7 Chevron Pipeline System. There shall be no separate charges for Services provided under Section 1.3 so long as CPL's use of the flare system and instrumentation air, electricity and other utilities is nominal. In the event CPL's use is more than nominal, the Parties shall agree upon associated costs and fees.

18.0  Fee Adjustments.

      18.1 Each party shall have the right to request a change in the fees in
   Section 3.0 at any time during the term covered by this Agreement, provided it gives the other party at least ninety (90) days written notice of such change. The failure of the notified party to serve the other party with written notice of objection thirty (30) days prior to the effective date shall be considered acceptance of such change. If written notice of objection is served, the notifying party shall have the right to continue to provide Services under this Agreement at the same fee and terms in effect at the time it gave notice of the requested change and thereafter resolve the issue by the dispute resolution provision in Section 16.

19.0  Storage Tanks.

      19.1 WPC will operate and maintain storage tanks 58, 59, 60 and W-20 for designated CCC product storage of CC4 and C5 products.

      19.2 WPC shall be responsible for obtaining and maintaining all operating permits required for the tanks.

      19.3 Tanks 58, 59, 60 and W-20 (or in the alternative to W-20, Tanks W-1 or W-2, if mutually agreed to by the Parties) shall be dedicated exclusively to CCC products so long as CCC has requirements for C5 and CC4 or similar product through put, provided, CCC shall have exclusive use of W-20 for C5 service until December 31, 1996. CCC agrees to release the tanks for WPC's use when it no longer has any requirements for C5 and CC4 or similar product throughput, but shall retain an option to reinstate such use of any or all of the tanks upon one
(1) year's prior written notice to WPC.

      19.4 CCC shall have the option to obtain mutually agreed upon storage service at Warrengas Terminal for HAD storage, HPG storage or other product storage for CCC's future terminalling requirements at Warrengas Terminal.

20.0  Risk of Loss.

      CCC shall retain risk of loss for all of its products except for loss relating to negligent acts or omissions by WPC, its employees, contractors or agents which shall be the responsibility of WPC.

21.0  Scheduling.

      All pipeline movements from Cedar Bayou to Warrengas Terminal shall be scheduled through the WPC dispatching office at Mont Belvieu Terminal. All truck, pipeline or marine movements into or out of Warrengas Terminal shall be scheduled through the WPC logistics specialists at Warrengas Terminal. CCC and WPC shall make dock reservations on a first come/first serve basis and WPC shall provide a dock schedule to CCC every Business Day.

22.0  Demurrage.

      Each Party shall be responsible for its demurrage, except for claims attributable to the other Party's, or its employee's, contractor's or agent's negligent acts or omissions or for encroachment by the other Party on the loading or unloading schedule as provided for in Section 7.0.

                                  Exhibit A-4

                           Mont Belvieu Terminalling

23.0  Scope of Services.

      23.1 WPC shall provide transfer, storage and other terminalling services at the Mont Belvieu Terminal including rail, truck and pipeline receipt and delivery of CCC's products, other than LPG feedstocks which are covered under another agreement. WPC shall operate six (6) storage wells for CCC activities, the tank car rack and CCC pipeline connections at Mont Belvieu Terminal. WPC shall operate and maintain for the benefit of both parties the flare system used for the processing of relief gasses and liquids.

      23.2 WPC shall provide access to and permit Chevron Pipeline Company ("CPL") to use the flare system and will supply instrumentation air, electricity and any other utilities reasonably required by the Chevron Pipeline Company pipeline system within the Mont Belvieu Terminal.

      23.3 WPC shall provide necessary improvements at the Mont Belvieu Terminal to support CCC's 3 QTR 97 Port Arthur Plant Expansion ("Mont Belvieu Improvements"). Improvements include, per mutually agreed to scope of work for the project, in-terminal piping changes, installation of mainline pumps and metering facilities. The expansion requires 30 MBPD of incremental EP supply (in blends ranging from 80/20 to 60/40). The total supply of EP to Port Arthur will be approximately 55 MBPD post start-up.

24.0  Fees.

      CCC shall pay fees to WPC for all directly attributable expenses to dedicated facilities (e.g., CCC well workover cost) plus a portion of the cost of facilities that are operated for the benefit of both WPC and CCC consisting of the following:

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.


24.1 Mont Belvieu Salaries, Wages and Benefits.


                                                     Allocation %
                                              WPC                Chemicals
                                            --------             ---------
*              Managers and Staff           REDACTED             REDACTED
*              Mechanics                    REDACTED             REDACTED
*              Technicians and Engineers    REDACTED             REDACTED
*              Clerical                     REDACTED             REDACTED
*              Operations                   REDACTED             REDACTED
*              Contract                     REDACTED             REDACTED

      24.2 Travel and Expense Accounts, Schools and Other Personnel Costs.

      When applicable, expenses shall be charged to party requiring the expenditure. Travel to and from schools shall be charged on the same percentages as the individual's salary is charged.

      24.3 Water, Consumable Supplies, Personal Services, Communications, Work Contracts, Security, Repairs and Maintenance.

       Expenses that are for the exclusive benefit of CCC or its wells and equipment shall be charged to CCC. Expenses at Mont Belvieu Terminal for the brine system, security, roads and other joint benefit facilities shall be allocated based on the number of wells owned or leased by the parties.
* Expenses for the truck dock shall be allocated REDACTED to CCC and REDACTED to WPC.

     24.4 Fuel and Power.

      At WPC's cost, CCC shall be charged for fuel and power consumed in operating their dedicated equipment. Also, at WPC's cost, CCC shall be allocated fuel and power expense for brine pumps, tank car rack, air system, lighting or other joint benefit facilities based on horsepower involved or the number of wells owned or leased by the parties, as appropriate.

24.5 Intangible Overhead.

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.


*    Base fee of REDACTED M/YR.

     24.6 Flare System.

     All direct costs associated with the operation and maintenance of the Flare System and associated relief systems shall be allocated on the basis of well count.

     24.7 Chevron Pipeline System.

      There shall be no separate charges for services provided under Section 1.2 so long as CPL's use of the flare system and instrumentation air, electricity and other utilities is nominal. In the event CPL's use is more than nominal, the Parties shall agree upon associated costs or fees.

      24.8 Improvements for Port Arthur Plant Expansion.

* Based upon estimated cost of REDACTED for the Mont Belvieu Improvements, CCC shall pay to WPC the following fees after start-up of Mont Belvieu
    Improvements:

*         (a)  Throughput fee of REDACTED.

*         (b)  Additional fee of REDACTED for the first five (5) years of operation invoiced monthly at a rate expressed in cents per barrel of throughput. This rate shall be set at the beginning of each year of operation and shall be revised as necessary during each year to correspond to the estimated throughput remaining for such year so that the total payment for each year of operation shall equal $1 MM. Any imbalances in payments shall be reconciled at the end of each year.

          This fee shall be adjusted in the event the estimated cost of the project changes.

25.0   Engineering, Design and Construction Services.

     Engineering, design and construction services will be provided in accordance with the annual budget of the Alliance Improvement Team and the allocation of

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.

services will be on a project by project basis according to resources, timing and complexity of any project.

26.0   Price Adjustments.

     26.1 The percentage allocation rates and budget for the fees in Sections
2.1 and 2.3 shall be made or adjusted by mutual agreement, as part of the annual planning process and, if the parties are unable to agree, by the dispute resolution provision under Section 16.

     26.2 The intangible overhead rate under Section 2.6 shall be adjusted on January 1 of each year beginning January 1, 1997 using the Houston Consumer Price Index as compared to the base index of 140.9 for December, 1995.

27.0   Option to Reasonably Expand Operations.

     Subject to availability and WPC's use of the Mont Belvieu Terminal, CCC shall have an option to reasonably expand its operations and facilities at the Mont Belvieu Terminal, including pipeline additions and easements through the terminal at locations mutually acceptable to WPC and CCC, and lease additional storage space from WPC at mutually agreeable terms and conditions locations.

28.0   Pipeline Access.

     Upon reasonable request, CCC shall have a non-exclusive right of access to pipelines and operating equipment in the Mont Belvieu Terminal for the movement of non-LPG products into CCC wells from sources such as the Koch-Sterling, Citgo-Lakemont pipelines or future identified third parties satisfying requirements of CCC.

       This pipeline access shall be scheduled through Mont Belvieu Terminal
*    dispatching and CCC shall pay WPC a handling fee of REDACTED.

29.0   Temporary Storage.

     Upon reasonable notice, WPC agrees to provide to CCC temporary well storage for PPmix and Naphtha during any periods of time that CCC may reasonably require for maintenance or workover on its wells. CCC shall pay WPC a fee for such temporary storage equal to the spot short term commercial rate for storage.

30.0   Risk of Loss.

     CCC shall retain risk of loss for all of its products except for loss relating to negligent acts or omissions by WPC, its employees, contractors or agents which shall be the responsibility of WPC.

31.0   Demurrage.

     Each Party shall be responsible for its demurrage except for claims attributable to the other Party, or its employee's, contractor's or agent's negligent acts or omissions.

                                  Exhibit A-5

                             Barge Transportation

1.0  Scope of Services.

     1.1 WPC shall provide barge transportation services to CCC for the transport of propane-propylene mix ("Product") from the Pascagoula Refinery to the Port Arthur Terminal or Warrengas Terminal as designated by CCC. WPC shall provide the Natchez and Comanche, nominal 30 MBBL barges, to perform such service and will use all reasonable efforts to provide other barges as may be necessary to transport Product. WPC shall have the right to substitute barges for the Natchez and Comanche for commercial reasons provided such substituted service does not adversely affect CCC, including, but not limited to, effects increasing costs, modifying operating requirements or causing the loss of Product heel on a barge. In addition, WPC shall have the right to substitute barges for the Natchez and Comanche as may be required for repair, maintenance and governmental regulation.

     1.2 CCC and WPC shall notify each other of any shutdowns, downtime, maintenance or other planned or scheduled events that may disrupt the need for or the ability to provide barge transportation services.

     1.3 WPC shall use all reasonable efforts to make available such additional barges from its own fleet that are needed to transport CCC Product so long as WPC's commercial operations are not economically adversely affected. In the event such additional barges are not available from WPC's fleet, WPC shall charter, with prior notice to and consent from CCC, such additional barges as may be necessary to transport CCC Product.

     1.4 WPC shall have no obligation to replace or repair either the Natchez or Comanche in the event one or both of them are damaged beyond economical repair or go beyond their useful life. If either the Natchez or Comanche are significantly damaged requiring substantial repair other than normal repair, WPC shall have the right to invoke the hardship provisions of Section 3.3 of the Services Agreement.

     1.5 No barges shall be tendered to CCC (i) that transported a last known cargo other than propane, propylene, isobutane, normal butane or mixtures of such products, or (ii) known by WPC to contain an excess heel. Prior to arrival at Pascagoula Refinery, WPC shall notify CCC of the last known cargo of all barges that transported a cargo other than Product. If WPC satisfies the above conditions, WPC shall have no liability for contamination resulting from the heel in such barges.

     1.6 WPC shall tender the Natchez and Comanche with tanks sufficiently clean and suitable for loading Products and to prevent contamination of Product. No backhauls shall be made on the Natchez or Comanche other than propane or Product. WPC shall compensate CCC for the loss of any heel in the barge resulting from such backhaul.

     1.7 The obligations to allow access for WPC terminated services under
Section 2.6 of this Service Agreement shall not apply to this Exhibit.

2.0  Product and Volume.

     2.1 CCC agrees to tender and WPC agrees to transport up to 6.5 MBBLS per day on a yearly average basis of propane-propylene mix ("Product(s)") from the Pascagoula Refinery to the Port Arthur Terminal or Warrengas Terminal. WPC shall use all reasonable efforts to transport volumes of Product in excess of 6.5 MBBLS.

     2.2 In the event CCC's liftings average less than 2.25 MBBLS per day for a full calendar year, CCC shall have the option to terminate the payment of the deficiency fee under Section 3.5 by giving WPC written notice at any time on or before January 31 of the following year specifying the termination date of the fee that shall be at least 30 days after the date of the notice but before the end of that calendar year. Upon receipt of such notice by WPC, WPC's obligation to transport Product shall be reduced to 3.25 MBBLS per day and WPC shall have the option to terminate this Exhibit by giving CCC written notice on or before 30 days after receipt of CCC's notice of WPC's election to terminate this Exhibit, which shall be effective on the date specified by CCC as the termination date for the deficiency fee.

3.0  Rates.

     3.1 For all large tows (nominal 30 BBL barges) owned by or under long term charter to WPC, CCC shall pay WPC 4.69 cpg for all shipments to Port Arthur Terminal and 5.35 cpg for all shipments to Warrengas Terminal.

     3.2 For all small tows (less than nominal 30 BBL barges) owned by or under long term charter to WPC, CCC shall pay WPC 5.33 cpg for all shipments to Port Arthur Terminal and 6.16 cpg for all shipments to Warrengas Terminal.

     3.3 For barges other than those owned by or under a long term charter to WPC, if WPC charters barges from a third party to satisfy CCC's needs, CCC shall pay WPC actual cost (including, without limitation, tankerman charges, flaring costs if necessary, port fees and time charter fees) plus six percent (6%).

     3.4 CCC shall pay for all tankerman's charges for unloading at the Port Arthur Terminal.

     3.5 Unless caused by Force Majeure, if CCC's average daily liftings are less than 5.5 MBBLS per day for a calendar quarter, CCC shall pay WPC a deficiency fee based on the following:



          Actual Lifting ("X" in MBBL/day)    Deficiency Fee
          --------------------------------    --------------

               X ) 5.5                             0
                 -
               2.25  (Pounds) ( X ( 5.5       (5.5-X) x 4.69 cpg
                              -
               X ( 2.25                       (2.25 x 2.76 cpg)
                                              +(2.25-X) x 4.69 cpg

               X = 0                          5.5 x 2.76 cpg

          The deficiency fee shall be offset by all charter revenue generated and any credit for WPC use based upon a rate agreed to by the parties.

     3.6 In the event WPC provides substituted barges for the Natchez or Comanche, CCC shall pay for barge service at the rates set forth in
          Section 3.1. If barges are substituted due to repair, maintenance or governmental regulation, WPC shall not be liable to CCC for loss of Product heel.

4.0  Rate Adjustment.

     4.1 The rate specified in Sections 3.1 and 3.2 shall be adjusted on January 1 of each year beginning January 1, 1997 based upon the rate adjustment formulas specified in Sections 4.2 and 4.3 using a base rate of January 1, 1996. Temporary economic hardship that significantly impacts expenses not associated with normal operating conditions such as major lock delays, barge sinking in the Intercostal Canal or major weather problems may be addressed by the effected party under Section
          3.3 of the Services Agreement.

     4.2 The rates in Section 3.1 shall be calculated in accordance with the following formula:

          Rate (cpg) =[(2xTUG+BR30+2xBR16)x(TRIPTIME)+2(PF+TK)]x100
                      ----------------------------------------------
                      (2)x(27360 BBLS)x(42gal/BBL)
     Where:

          TUG = The day rate for the 1200 HP tug. The January 1, 1996 rate is $2,073/day including insurance, fuel and Inland Waterway Fuel Use Tax of 23 cpg effective 1/1/94. (1/1/96 - $2,073)

          BR30 = Term lease rate for a 30 MBBL barge, plus incremental costs associated with a fully found barge charter. (1/1/96 - $2,744)

          BR16 = Term lease for a 16 MBBL barge, plus incremental operating costs associated with a fully found barge charter. (1/1/96 - $1,644)

          PF = Pascagoula port fee of $137.50/barge effective 5/1/95. Add $10/barge for shipments to Warrengas Terminal. (1/1/96 - $138)

          TK = Tankerman charge at Pascagoula for first 8 hours.  (1/1/96 -
          $289)

          TRIPTIME = 10.5 days for shipments to Port Arthur Terminal and 12 days for shipments to Warrengas Terminal.

     The rate is based on a ninety percent (90%) load of 27,360 BBLS for the Natchez and Comanche.

     4.3 The rates in Section 3.2 shall be calculated in accordance with the following formula:

          Rate (cpg) =[(TUG+BR16)x(TRIPTIME)+PF+TK]x100
                      ---------------------------------
                         (14400 BBLS)x(42 gal/BBL)

          TUG = The day rate for the 800 HP tug. This includes increases due to insurance, fuel and the Inland Waterway Fuel Use Tax of 23.4 cpg effective 1/1/94. (1/1/96 - $1,702)

          BR16 = Term lease for a 16 MBBL large plus incremental operating costs associated with a fully found barge charter. (1/1/96 - $1,644)

          PF = Pascagoula port fee of $137.50/barge effective 5/1/95. Add $10/barge for shipments to Warrengas Terminal. (1/1/96 - $138)

          TK = Tankerman charge at Pascagoula for first 8 hours.  (1/1/96 -
          $289)

          TRIPTIME = 9.5 days for shipments to Port Arthur Terminal and 11 days for shipments to Warrengas Terminal.

     The rate is based on a ninety percent (90%) load of 14,400 BBLS.

     4.4 Every two (2) years after the Effective Date of the Services Agreement, the parties shall have the option to open this Exhibit solely for the purpose of renegotiating the rate formulas set forth in Sections 4.2 and 4.3. To exercise such option, a party at least ninety (90) days before the expiration of such two (2) year period must provide to the other party written notification of its desire to renegotiate the formulas. If, after negotiating in good faith for a period of ninety (90) days following the date of the renegotiation notice, the parties are unable to agree upon a new formula, the matter shall be resolved in accordance with the dispute resolution procedure in Section 16.0 of the Services Agreement. During the period while negotiations are ongoing the formulas that were in effect on the date of the renegotiation notice shall continue to apply until new formulas are determined. If a new formula is agreed to or established through the dispute resolution procedures, the fee for such services shall be adjusted retroactively to the expiration date of the prior two (2) year period.

5.0  Term.

     Notwithstanding the provisions specified in Section 5.0 of this Services Agreement, the services covered in this Exhibit shall terminate (i) effective August 31, 1998 in the event WPC does not exercise its call option as specified in Section 8.2 of that certain Limited Liability Company Agreement between Chevron U.S.A., Inc. and Warren Petroleum Company, Limited Partnership, (ii) upon damage beyond economic repair or expiration of the useful life of the barges Natchez or Comanche or (iii) as provided in Section 2.2 of this Exhibit.

6.0  Lifting Schedule.

     On or before the 15th day of each month CCC shall notify WPC of its nomination for Product volume to be lifted during the following month. The two (2) day lifting window shall be finalized three (3) days prior to the beginning of the proposed two (2) day window unless otherwise agreed. WPC shall notify CCC daily of the position of the barges in service and the estimated time of arrival for barges at the loading and discharge ports.

7.0  Risk of Loss.

     CCC shall retain risk of loss for all of its Products except for loss relating to gross negligence or wilful misconduct by WPC, its employees, contractors or agents which shall be the responsibility of WPC.

8.0  Demurrage.

     8.1 Laytime allowed for loading at the Pascagoula Refinery shall be 24 hours and for unloading at the Port Arthur Terminal shall be 30 hours. Laytime shall commence at the time of barge arrival, if the barge arrives within the two (2) day lifting window, at the beginning of the lifting window if the barge arrives earlier than the agreed window, or ten (10) hours after arrival if the barge arrives later than the agreed window. Laytime for either the Natchez or Comanche shall not commence until at least sixty (60) hours after the commencement of a Product lifting from the other barge. There shall be no demurrage for laytime at Warrengas Terminal.

     8.2 Demurrage shall be paid at a rate of $210/hour for tows under Section 3.1, and $149/hour for tows under Section 3.2, provided a claim with an invoice and supporting documentation is made within ninety (90) days from the date of completion of discharge of the Product. All invoices for demurrage shall include supporting documentation consisting of barge logs and time calculations.

9.0  Barge Condition.

     All barges furnished for shipments shall be seaworthy, properly manned, equipped and in good working condition for the voyage. All barges furnished by WPC are subject to CCC's prior approval and CCC shall have the right to refuse to load any barge if CCC determines that the barge is not seaworthy, staunch, tight, properly manned, or the barge is not otherwise suitable or in good working condition. Approval of any barge shall not be unreasonably withheld.

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.

                                 Exhibit B-1

                        Export Refrigeration Equipment

32.0   Scope of Services.

     CCC shall provide WPC access to its export refrigeration equipment at the Warrengas Terminal for WPC's use in loading WPC or WPC's customers products. WPC shall operate the export refrigeration equipment for all product shipments.

33.0   Quantity

     To the extent the export refrigeration equipment is available for shipments other than ethylene, it shall be available for WPC's requirements to refrigerate products estimated at 0-3 MMBBLS/year.

34.0   Fee.

     WPC shall pay CCC 1.0 cpg for a throughput of fully refrigerated propane
* and REDACTED for any other refrigerated product (e.g. semi-refrigerated propane; fully refrigerated butane).

35.0   Fee Adjustment.

     Each party shall have the right to request a change in the fee at any time during the term covered by this Agreement, provided it gives the other party at least ninety (90) days written notice of such change. The failure of the notified party to serve the other party with written notice of objection thirty (30) days prior to the effective date shall be considered acceptance of such change. If written notice of objection is served, the notifying party shall have the right to continue under this Agreement at the same fee and terms in effect at the time it gave notice of the requested change or resolve the issue by the dispute resolution provision in Section 16.

36.0   Hours of Operation.

     Subject to scheduling priorities under Section 7.0, the export refrigeration equipment shall be available to WPC twenty-four (24) hours a day, seven (7) days a week, including holidays, for the refrigeration of WPC's products.

37.0  Maintenance.

     WPC shall maintain and perform all repairs on the export refrigeration equipment. CCC shall pay for all maintenance and repairs under $25,000 and WPC and CCC shall share the cost of all third party labor, repairs and maintenance in excess of $25,000 by allocation agreed to by the parties based upon mutually agreed factors including but not limited to historical usage and causation of specific repair.

38.0  Scheduling.

     CCC shall have first priority on scheduling the use of export refrigeration equipment. Scheduling the use of such equipment for all other uses shall be mutually agreed to by the Parties and shall be scheduled through WPC's logistic specialists.

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.


                                 Exhibit B-2

                       Port Arthur Terminalling Services

39.0   Scope of Services.

     CCC shall provide product transfer services at the Port Arthur Terminal consisting of loading and unloading of barges of isobutane, normal butane, refinery butane and other products mutually agreed upon by the parties and transferring product by pipeline to Clark Refinery, Port Arthur, Texas. The transfer services shall be for WPC requirements for back-up or emergency service to normal pipeline delivery from WPC to the Clark Refinery.

40.0   Quantity.

     CCC agrees to provide transfer services for WPC requirements of approximately 0-3000 BBLS/day.

41.0   Hours of Operation.

          Upon reasonable notice, CCC will provide Services at the dock facilities 24 hours a day, 7 days a week, including holidays, for the receipt and/or delivery of products.

42.0   Fees.

* WPC shall pay CCC REDACTED for the unloading and transferring services.

43.0   Price Adjustment

          Each party shall have the right to request a change in the fee at any time during the term covered by this Agreement, provided it gives the other party at least ninety (90) days written notice of such change. The failure of the notified party to serve the other party with written notice of objection thirty (30) days prior to the effective date shall be considered acceptance of such change. If written notice of objection is served, the notifying party shall have the right to continue under this Agreement at the same fee and terms in effect at the time it gave notice of the requested change or resolve the issue by the dispute resolution provision in Section 16.

44.0   Termination.

     CCC may terminate the Services relating to this Exhibit in the event of a termination of CCC's right to lease the Port Arthur Terminal. WPC may terminate the Services relating to this Exhibit in the event of termination of that certain agreement between WPC, as assignee of Chevron U.S.A. Inc. and Clark Refining & Marketing, Inc.

45.0   Risk of Loss.

     WPC shall retain risk of loss for all of its product except for loss relating to the negligent acts or omissions by CCC, its employees, contractors or agents, which shall be the responsibility of CCC.

46.0   Scheduling.

     All requests for Services at the Port Arthur Terminal shall be scheduled through CCC's feedstock supply representative.

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.


                                 Exhibit B-3

                          Feedstock Pipeline Service

47.0   Scope of Services.

     CCC shall ship by CCC's pipelines between the Mont Belvieu Terminal and Clark's Fannett Terminal, WPC's requirements for isobutane and butane products and other products mutually agreed upon by the parties.

48.0  Quantity.

      Product                Estimated Volume  Destination
      -------                ----------------  -----------

      Isobutane              1.2 MM BBLS/year  MBT to FT

      Refinery Butane        700 M BBL/year    FT to MBT

49.0  Fees.

* WPC shall pay CCC REDACTED for isobutane shipments. All refinery butane shipments shall be paid by Clark Refinery under separate contract between Clark Refinery and CCC.

50.0   Fee Adjustment.

     Each party shall have the right to request a change in the fee at any time during the term covered by this Agreement, provided it gives the other party at least ninety (90) days written notice of such change. The failure of the notified party to serve the other party with written notice of objection thirty (30) days prior to the effective date shall be considered acceptance of such change. If written notice of objection is served, the notifying party shall have the right to continue under this Agreement at the same fee and terms in effect at the time it gave notice of the requested change or resolve the issue by the dispute resolution provision in Section 16.

51.0   Risk of Loss.

     WPC shall retain risk of loss for all of its product except for loss relating to the negligent acts or omissions by CCC, its employees, contractors or agents, which shall be the responsibility of CCC.

                                     -28-